Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Reports Third Quarter Operating Results

HOUSTON, TX, November 5, 2009 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $901.5 million, Adjusted EBITDA of $62.1 million, EBITDA of $54.3 million, net loss of $0.9 million and operating cash flow of $62.5 million for the three months ended September 30, 2009.

Third Quarter Operating Results

•

Adjusted EBITDA for the third quarter of 2009 increased to $62.1 million from $54.8 million for the same period in 2008 due primarily to growth in our network of physicians, increases in patient volumes in medical oncology, radiation and diagnostics, combined with improved performance in our Informatics and patient assistance services groups.

•

During the third quarter of 2009, total revenue increased by 9.7 percent compared to the same period in 2008 as patient volumes and our network of physicians continues to expand. At September 30, 2009, 40 additional physicians were affiliated under Comprehensive Strategic Alliance (“CSA”) agreements to provide comprehensive practice management services as compared to the same date in 2008. Also, during the third quarter of 2009, 48 net physicians joined under Targeted Physician Services (“TPS”) relationships, which include one or more of our Oncology Pharmaceutical Services (“OPS”), Research, Innovent Oncology or iKnowMed offerings. Currently, we have a development pipeline of 220 physicians, the largest pipeline in our history. As of September 30, 2009, there were 14 physicians with signed agreements to join our network within the next 90 to 120 days and one integrated cancer center under construction expected to be operational before the end of the current year. Since the end of the third quarter of 2008, total physician growth was 6.8 percent.

Chairman and Chief Executive Officer Bruce Broussard stated: “We continue to grow our network and patient volumes in all segments. The growth is greatly attributable to the recruitment of physicians, branding at the local level, combined with continued growth in our local sales force. This is a testimony to the strong benefits of the US Oncology network and the community cancer care environment.

We are proud of our operational progression, however, we feel we have further opportunities in many of our programs.

In addition to our practice-based growth, we are experiencing improvement in our healthcare informatics initiatives. Healthcare informatics sales increased $1.4 million to $9.8 million in the current year-to-date period, an increase of 17 percent from the same period in the prior year. In addition, during the quarter we launched our physician portal, which has early promising signs of success. During the third quarter, we completed a major upgrade of iKnowMed, providing increased functionality combined with a more robust database platform. Currently, iKnowMed has over 850,000 patient charts, 13.5 million visits and supports over 900 physicians across the nation. In addition, iKnowMed is the central tool in managing our Pathways, Research and Healthcare Informatics.

We remain excited about the future of US Oncology. We recognize reimbursement pressures will continue, however, long-term healthcare policies will reward national organizations focused on improving the effectiveness and efficiency of patient care through advanced information technology and an integrated care management model.”

RESULTS OF OPERATIONS

The Company operates and manages its business through four operating segments. The table below compares the results of the third quarter of 2009 to the results of the corresponding period of the prior year and the preceding quarter (dollars in millions).

	Q3 2009	Q3 2008	% Change		Q2 2009	% Change

Revenue
Medical oncology services	$610.3	$557.4	9.5		$605.6	0.8
Cancer center services	99.5	92.0	8.2		97.1	2.5
Pharmaceutical services	645.4	634.0	1.8		624.2	3.4
Research and other	17.2	14.5	18.6		18.4	(6.5)
Eliminations (1)	(470.9)	(476.2)	1.1		(463.7)	(1.6)

Total	$901.5	$821.7	9.7		$881.6	2.3

Operating income (loss) (2)
Medical oncology services	$19.1	$16.9	13.0		$17.2	11.0
Cancer center services	24.7	21.6	14.4		25.0	(1.2)
Pharmaceutical services	24.9	24.5	1.6		24.9	—
Research and other	0.1	(1.3)	nm	(5)	1.3	(92.3)
Corporate costs (3)	(34.3)	(33.1)	(3.6)		(31.2)	(9.9)
Impairment and restructuring charges (4)	(4.1)	(0.3)	nm	(5)	(0.4)	nm (5)

Total	$30.4	$28.3	7.4		$36.8	(17.4)

EBITDA (2)
Medical oncology services	$19.1	$16.9	13.0		$17.2	11.0
Cancer center services	35.4	31.1	13.8		34.6	2.3
Pharmaceutical services	25.4	25.5	(0.4)		25.4	—
Research and other	0.2	(1.3)	nm	(5)	1.4	(85.7)
Corporate costs (3)	(18.0)	(17.4)	(3.4)		(15.9)	(13.2)
Loss on early extinguishment of debt (4)	(3.7)	—	nm	(5)	(22.4)	83.5
Impairment and restructuring charges (4)	(4.1)	(0.3)	nm	(5)	(0.4)	nm (5)

Total	$54.3	$54.5	(0.4)		$39.9	36.1

Adjusted EBITDA (4)	$62.1	$54.8	13.3		$62.7	(1.0)
Net income (loss) attributable to US Oncology, Inc.	$(0.9)	$3.9	nm	(5)	$(7.6)	88.2
Operating cash flow	$62.5	$35.1	78.1		$42.5	47.1

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Operating income (loss) differs from segment EBITDA by the amount of depreciation and amortization attributed to the segment results.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Loss on early extinguishment of debt and impairment and restructuring charges are excluded from Adjusted EBITDA.
(5)	Not meaningful.

Medical Oncology Services

During the third quarter of 2009, medical oncology services revenue was $610.3 million, an increase of $52.9 million, or 9.5 percent, from the third quarter of 2008 which reflects higher medical oncology visits due primarily to physician additions, increased productivity and an increase in other services. Revenue growth was partially offset by lower utilization of ESAs by affiliated physicians. EBITDA increased to $19.1 million from $16.9 million, or 13.0 percent, primarily due to earnings associated with revenue growth and margin increases in the current period from the conversion of a particular chemotherapy drug to generic status.

Medical oncology services revenue increased by $4.7 million, or 0.8 percent, and EBITDA increased by $1.9 million from the second quarter of 2009 primarily due to physician additions and the impact of the continued shift of certain drugs to generic alternatives.

We continue to experience a shift of certain branded single source drugs to generic status. For each newly generic drug, earnings typically temporarily increase because drug cost declines significantly, while reimbursement remains at the branded price for a period of months. However, after reimbursement adjusts, earnings with respect to a generic drug are typically significantly lower than the earnings from a branded pharmaceutical. Although use of generic drugs ultimately results in lower earnings, we support the conversion to generic products because of our dedication to cost-effective care.

Cancer Center Services

Cancer center services revenue in the third quarter of 2009 was $99.5 million, an increase of $7.5 million, or 8.2 percent, from the third quarter of 2008. EBITDA was $35.4 million in the third quarter of 2009, an increase of $4.3 million, or 13.8 percent, from the third quarter of 2008. These increases reflect higher radiation treatment and diagnostic scan volumes due primarily to additional radiation oncologists affiliated under comprehensive service agreements, a continued shift toward advanced targeted radiation therapies that are reimbursed at higher rates and additional investments in diagnostic and radiation equipment.

Cancer center services revenue increased $2.4 million, or 2.5 percent, and EBITDA increased $0.8 million, or 2.3 percent, from the second quarter of 2009 which reflects improved reimbursement primarily due to a service mix increase in advanced targeted radiation therapies as discussed above.

Pharmaceutical Services

Pharmaceutical services revenue in the third quarter of 2009 was $645.4 million, an increase of $11.4 million, or 1.8 percent, as compared to the third quarter of 2008. The revenue increase is primarily due to an increase in the number of physicians affiliated under OPS agreements from the prior year. Pharmaceutical services EBITDA was $25.4 million for the third quarter of 2009 and $25.5 million for the third quarter of 2008 as the impact of increased EBITDA from our Healthcare Informatics and AccessMed services was offset by reduced margins on fees under OPS agreements.

Pharmaceutical services revenue in the third quarter of 2009 increased $21.2 million, or 3.4 percent, as compared to the second quarter of 2009. This increase reflects higher pharmaceutical volumes associated with our network of affiliated physicians. EBITDA of $25.4 million remained consistent with the preceding quarter.

Research and Other Services

Research and other services revenue in the third quarter of 2009 was $17.2 million, an increase of $2.7 million, or 18.6 percent, compared to the third quarter of 2008. The revenue increase is primarily due to an increase in blood and marrow transplant cases at some of our CSA physicians’ practices and reduced accruals for amounts payable to physicians for research activities under new incentive programs. The new incentives reflect our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation. Because the new incentives focus on long-term growth, accruals for amounts due to researchers for third quarter of 2009 activities were lower than in the prior year. In the third quarter of 2009, EBITDA from research and other services was $0.2 million, an increase of $1.5 million from the third quarter of 2008. Partially offsetting the revenue increase, the third quarter of 2009 reflects higher start up costs for new service offerings such as Innovent Oncology.

Research and other services revenue and EBITDA in the third quarter of 2009 decreased $1.2 million, from the second quarter of 2009 primarily due to the timing of completion of certain research patient cycles, and quarter-to-quarter fluctuations related to investments in new businesses that are classified within this segment.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $18.0 million in the third quarter of 2009 versus $17.4 million in the third quarter of 2008. The increase from prior year and as compared to the second quarter of 2009, is due primarily to consulting fees related to accelerating the Company’s growth strategies. These fees were partially offset by continued focus on cost management efforts which were implemented earlier in the year.

Organizational Changes

During the third quarter of 2009, the Company’s Executive Chairman retired and Bruce Broussard, the Company’s Chief Executive Officer, was elevated to Chairman and Chief Executive Officer. In addition, Grant Bogle was promoted to Executive Vice President of the Integrated Solutions Group and Dr. Roy Beveridge assumed the role of Executive Vice President and Medical Director. Also, two new directors, Yon Jorden and Todd Vannucci, were elected to the Company’s Board of Directors. Ms. Jorden will also serve on the Company’s Audit Committee.

The Company incurred a restructuring charge of $4.1 million primarily related to benefits payable as a result of the retirement of its Executive Chairman in the third quarter of 2009.

In connection with the Company’s ongoing evaluation of its growth strategies, the Company has determined it will exit the Oncology Reimbursement Solutions business which will no longer be available as a separate service offering. As a result, a charge of approximately $3 million is expected to be incurred during the fourth quarter of 2009.

Loss on Early Extinguishment of Debt

In August 2009, we entered into a credit agreement for a $120 million senior secured revolving credit facility which matures August 2012. This senior secured revolving credit facility replaced the revolving portion of the senior secured credit facility that was scheduled to mature in August 2010. In connection with the termination of the revolving portion of the senior secured credit facility, the Company recognized a loss on early extinguishment of debt of $3.7 million related to the write-off of unamortized debt issuance costs and for transaction costs associated with terminating the facility. This compares to a loss on early extinguishment of debt of $22.4 million in the second quarter of 2009 associated with the refinancing transaction in June which replaced our $436.7 million senior secured term loan facility and our $300 million 9.0% senior notes with $775 million senior secured notes due in 2017.

Net Income (Loss)

Net loss for the third quarter of 2009 was $0.9 million compared to net income of $3.9 million in the third quarter of 2008 and a net loss of $7.6 million in the second quarter of 2009. Compared to the second quarter of 2009, the net loss decreased primarily because the loss on early extinguishment of debt associated with the refinancing transaction in June was partially offset by higher interest expense. The decrease from the third quarter of 2008 is primarily due to the higher interest expense related to the refinanced notes and loss on early extinguishment of debt on the new revolving credit facility.

Cash Flow

Cash from operations in the third quarter of 2009 was $62.5 million, compared to $35.1 million and $42.5 million generated from operations for the third quarter of 2008 and the second quarter of 2009,

respectively. The $27.4 million increase in operating cash flow from the third quarter of 2008 reflects increased collections due to revenue growth and lower receivable days outstanding, as well as an $8.9 million income tax refund received in the current year. The $20.0 million increase from the second quarter of 2009 reflects the $8.9 million income tax refund and lower payments due to timing of annual physician bonuses earned on their efficient use of capital.

As of November 4, 2009, the Company had approximately $160 million of cash and investments, and availability under its revolving credit facility of $89.6 million.

Contingencies and Risks

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. A proposed Risk Evaluation and Mitigation Strategy (“REMS”) for ESAs was filed by ESA manufacturers with the FDA in August, 2008 but is not yet final or publicly available. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain and it presently remains under discussion between the manufacturers and the FDA. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

We believe it is not possible to estimate the full impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect which is expected to be in late 2009 or early 2010. We believe a possible impact of the REMS could be further significant reductions in ESA utilization.

On October 30, 2009, CMS announced final changes to policies and payment rates for services to be furnished under the 2010 physician fee schedule. Under the provisions, if the Congress fails to act to avert the scheduled 21.2% cut pursuant to the current Sustainable Growth Rate (“SGR”) formula for setting aggregate Physician Fee Schedule (“PFS”) spending, EBITDA could be reduced by approximately $16 million. We expect that Congress, as in previous years, will enact legislation to avert a 21.2% SGR reduction. If such legislation is enacted, we currently estimate the impact to 2010 EBITDA of changes to CMS policies and payment rates will be approximately $1 million to $2 million, reflecting lower reductions to radiation and medical oncology and diagnostic imaging than the proposed changes issued in July which were expected to have between $5-$10 million impact to 2010 EBITDA, excluding the SGR cut.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. In addition, as previously disclosed, the Company and an affiliated practice have received a request for information from the Federal Trade Commission and a state Attorney General relating to an antitrust investigation of a recent transaction in which a group of physicians joined the affiliated practice. Also, as previously disclosed, on July 29, 2009 the Company received a subpoena from the U.S. Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. There were no material developments in these matters during the third quarter of 2009 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $54.1 million, Adjusted EBITDA of $62.0 million, net loss of $20.3 million and operating cash flow of $55.8 million for the quarter ended September 30, 2009. The operating results of US Oncology and Holdings are reconciled below (in millions):

		Q3 2009	Q3 2008	Q2 2009

US Oncology Net Income (Loss)		$(0.9)	$3.9	$(7.6)

Less:	General and administrative expense	(0.1)	(0.1)	—
	Interest expense	(9.6)	(10.5)	(9.7)
	Unrealized loss on swap	(7.6)	(4.2)	(1.7)
	Effective tax rate differential	(2.1)	5.1	1.6

Holdings Net Loss		$(20.3)	$(5.8)	$(17.4)

Compared to the third quarter of 2008 and the second quarter of 2009, the unrealized loss on swap which reflects changes in fair value of the Holdings interest rate swap, increased by $3.4 million and $5.9 million, respectively.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of a portion of interest accruing on Holdings’ indebtedness.

As of September 30, 2009, the indebtedness issued by US Oncology Holdings, Inc., amounted to $494.0 million. In September 2009, the Company settled interest on this indebtedness for the semi-annual interest period ending September 15, 2009, entirely through the issuance of additional notes and elected to settle interest due on March 15, 2010 entirely through the issuance of additional notes.

Equity Restructuring

On October 1, 2009, we completed a conversion of our outstanding Series A and Series A-1 preferred shares into an additional number of common shares based upon the preferred share liquidation value and a stated conversion price of $1.50 per common share. In addition, we amended our management and board of directors equity incentive plans to allow for additional authorized shares and awarded a portion of the incrementally authorized shares. As a result of these transactions, the Series A and Series A-1 preferred shares are no longer outstanding and the number of outstanding common shares increased from 148.4 million shares to 422.5 million shares.

The Company and Holdings will broadcast their 2009 third quarter financial results by conference call and simultaneous webcast on November 5, 2009 at 3:00 P.M. Central Time. Additional information will be available in the News Room on the Company’s website, www.usoncology.com, on the day of the earnings announcement.

US/Canada Dial-in #: (877) 615–1716

Conference ID #: 35009873

Web Cast Link: This link gives participants access to the live and/or archived event. This URL can be distributed for posting on various websites, or for inclusion in email notifications.

http://event.meetingstream.com/r.htm?e=169952&s=1&k=565C135921BC68CC6CACAE0ED25CBA0A

The archived replay of the event will be available through the News Room on the Company’s website (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in The Woodlands, Texas works closely with physicians, payers, biotechnology, pharmaceutical and medical equipment manufacturers, to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks, accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology uses its expertise in supporting most aspects of the cancer care delivery system – from drug development to distribution and outcomes measurement – enabling the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,310 physicians operating in 493 locations, including 98 radiation oncology facilities in 39 states. For more information, visit the Company’s website, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the impact of a recession in the U.S. or global economy, the possibility of healthcare reform in the United States and its impact on cancer care specifically, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, continued migration to generic alternatives for branded pharmaceuticals, the impact of increasing unemployment (which may result in a larger population of uninsured and under insured patients), the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation, investigation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the SEC for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges, loss on early extinguishment of debt and other non-cash charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q3 2009	Q3 2008	% Change	Q2 2009	% Change
Physician Summary:

Medical oncologists	766	754	1.6	751	2.0
Radiation oncologists	164	159	3.1	159	3.1
Other oncologists	85	62	37.1	79	7.6

Total CSA physicians	1,015	975	4.1	989	2.6

OPS physicians	295	252	17.1	247	19.4

Total physicians	1,310	1,227	6.8	1,236	6.0

Total physicians signed but not started at the end of the period	17	44	(61.4)	84	(79.8)

Daily Operating Statistics:

Medical oncology visits (1)	11,220	10,712	4.7	11,181	0.3

Radiation treatments/ diagnostic scans (2)(4)	3,850	3,687	4.4	3,857	(0.2)

Other Statistics:

Radiation oncology facilities(3)(4)	98	92	6.5	94	4.3

Linear accelerators	124	118	5.1	121	2.5

PET systems	39	36	8.3	38	2.6

New patients enrolled in research studies during the period	704	718	(1.9)	740	(4.9)

Accounts receivable days outstanding	30	33	(9.1)	30	—

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The third quarter of 2009 includes 81 integrated cancer centers and 17 radiation-only facilities, the second quarter of 2009 includes 79 integrated cancer centers and 15 radiation-only facilities and the third quarter of 2008 includes 80 integrated cancer centers and 12 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2009	2008	2009

Product revenue	$608,035	$556,359	$594,572
Service revenue	293,419	265,377	287,075

Total revenue	901,454	821,736	881,647

Cost of products	596,208	537,029	582,219

Cost of services:
Operating compensation and benefits	140,321	131,158	138,146
Other operating costs	84,824	81,310	82,648
Depreciation and amortization	19,090	17,898	17,935

Total cost of services	244,235	230,366	238,729

Total cost of products and services	840,443	767,395	820,948
General and administrative expenses	18,792	18,078	16,256
Impairment and restructuring charges	4,117	271	381
Depreciation and amortization	7,700	7,684	7,237

	871,052	793,428	844,822

Income from operations	30,402	28,308	36,825

Other income (expense):
Interest expense, net	(28,016)	(22,679)	(22,484)
Loss on early extinguishment of debt	(3,672)	—	(22,353)
Other income (expense)	—	—	37

Income (loss) before income taxes	(1,286)	5,629	(7,975)
Income tax benefit (provision)	1,332	(1,039)	1,324

Net income (loss)	46	4,590	(6,651)

Less: Net income attributable to noncontrolling interests	(912)	(715)	(944)

Net income (loss) attributable to Company	$(866)	$3,875	$(7,595)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Product revenue	$1,765,687	$1,656,670
Service revenue	859,975	804,848

Total revenue	2,625,662	2,461,518

Cost of products	1,730,012	1,610,641

Cost of services:
Operating compensation and benefits	416,107	391,432
Other operating costs	248,168	237,544
Depreciation and amortization	54,590	55,252

Total cost of services	718,865	684,228

Total cost of products and services	2,448,877	2,294,869
General and administrative expenses	53,179	59,306
Impairment and restructuring charges	5,907	382,041
Depreciation and amortization	22,470	21,967

	2,530,433	2,758,183

Income (loss) from operations	95,229	(296,665)

Other income (expense):
Interest expense, net	(73,122)	(69,313)
Loss on early extinguishment of debt	(26,025)	—
Other income	37	1,370

Loss before income taxes	(3,881)	(364,608)
Income tax provision	(948)	(3,905)

Net loss	(4,829)	(368,513)

Less: Net income attributable to noncontrolling interests	(2,615)	(2,447)

Net loss attributable to Company	$(7,444)	$(370,960)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$136,031	$77,315

Cash flows from investing activities:
Acquisition of property and equipment	(66,696)	(60,037)
Net proceeds from sale of assets	—	3,747
Net payments in affiliation transactions	(4,393)	(41,216)
Investment in unconsolidated subsidiaries	(7,790)	(3,486)
Distributions from unconsolidated subsidiaries	3,509	1,493

Net cash used in investing activities	(75,370)	(99,499)

Cash flows from financing activities:
Proceeds from senior secured notes	758,926	—
Proceeds from other indebtedness	—	4,000
Net borrowings under revolving facility	—	20,000
Net distributions to parent	(11,064)	(13,004)
Repayment of term loan	(436,666)	(34,937)
Repayment of senior notes	(311,578)	—
Repayment of other indebtedness	(9,405)	(1,293)
Debt financing costs	(21,188)	(103)
Distributions to noncontrolling interests	(1,627)	(2,626)
Contributions from noncontrolling interests	—	466
Contributions of proceeds from exercise of stock options	—	25

Net cash used in financing activities	(32,602)	(27,472)

Increase (decrease) in cash and equivalents	28,059	(49,656)
Cash and equivalents:
Beginning of period	104,476	149,256

End of period	$132,535	$99,600

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and equivalents	$132,535	$104,476
Accounts receivable	369,943	364,336
Other receivables	28,772	25,707
Prepaid expenses and other current assets	24,385	20,682
Inventories	120,576	130,967
Deferred income taxes	5,424	4,373
Due from affiliates	29,014	66,428

Total current assets	710,649	716,969

Property and equipment, net	413,376	410,248
Service agreements, net	261,781	273,646
Goodwill	377,270	377,270
Other assets	73,144	64,720

Total assets	$1,836,220	$1,842,853

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$11,310	$10,677
Accounts payable	291,174	266,190
Due to affiliates	112,674	136,913
Accrued compensation cost	43,936	40,776
Accrued interest payable	14,547	26,266
Income taxes payable	2,047	2,727
Other accrued liabilities	36,592	34,804

Total current liabilities	512,280	518,353

Deferred revenue	7,509	6,894
Deferred income taxes	36,529	35,139
Long-term indebtedness	1,075,644	1,061,133
Other long-term liabilities	11,220	12,347

Total liabilities	1,643,182	1,633,866

Equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	551,275	560,768
Retained deficit	(372,798)	(365,354)

Total Company stockholders’ equity	178,478	195,415

Noncontrolling interests	14,560	13,572

Total equity	193,038	208,987

Total liabilities and equity	$1,836,220	$1,842,853

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009	September 30, 2009	September 30, 2008
Net income (loss)	$46	$4,590	$(6,651)	$(4,829)	$(368,513)
Add back:
Interest expense, net	28,016	22,679	22,484	73,122	69,313
Income tax provision (benefit)	(1,332)	1,039	(1,324)	948	3,905
Depreciation and amortization	26,790	25,581	25,172	77,060	77,218
Amortization of stock compensation	735	649	268	1,571	1,769
Other (income) expense	—	—	(37)	(37)	(1,370)

EBITDA	54,255	54,538	39,912	147,835	(217,678)
Plus:
Loss on early extinguishment of debt	3,672	—	22,353	26,025	—
Impairment and restructuring charges	4,117	271	381	5,907	382,041
Other non-cash charges	98	—	65	163	—

Adjusted EBITDA	62,142	54,809	62,711	179,930	164,363

Changes in assets and liabilities	28,735	6,430	4,301	29,832	(9,383)
Deferred income tax provision (benefit)	(1,717)	(2,431)	(3,324)	339	(4,447)
Interest expense, net	(28,016)	(22,679)	(22,484)	(73,122)	(69,313)
Income tax (benefit) provision	1,332	(1,039)	1,324	(948)	(3,905)

Net cash provided by operating activities	$62,476	$35,090	$42,528	$136,031	$77,315